Exhibit 5.4

O’Melveny & Myers LLP	T: +1 949 823 6900
610 Newport Center Drive	F: +1 949 823 6994
17th Floor	omm.com
Newport Beach, CA 92660-6429

August 4, 2023

Alaska Air Group, Inc.

19300 International Boulevard

Seattle, WA 98188

Re: Registration of Resale of Warrants to Purchase 221,812 Shares of Common Stock and 221,812 Shares of Common Stock Issuable upon Exercise of the Warrants

Ladies and Gentlemen:

We have acted as special counsel to Alaska Air Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of (i) the Registration Statement on Form S-3 filed by the Company on August 4, 2023 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) a base prospectus included in the Registration Statement at the time it originally became effective (the “Base Prospectus”) and (iii) a prospectus supplement, dated August 4, 2023, filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act (the “PSP3 Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The PSP3 Prospectus Supplement relates to the offer and sale from time to time by the selling securityholder named in the PSP3 Prospectus Supplement (the “Selling Securityholder”) of (y) warrants (the “PSP3 Warrants”) to purchase up to an aggregate of 221,812 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (z) 221,812 shares of the Company’s Common Stock issuable upon the exercise of the PSP3 Warrants (the “PSP3 Warrant Shares” and, together with the PSP3 Warrants, the “Securities”).

In our capacity as such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of those corporate and other records and documents as we considered appropriate including, without limitation:

(i)	the Registration Statement;

(ii)	the Warrant Agreement, dated as of April 29, 2021, between the Company and the United States Department of the Treasury;

(iii)	the PSP3 Warrants;

(iv)	the Amended and Restated Certificate of Incorporation of the Company as presently in effect;

(v)	the Amended and Restated Bylaws of the Company as presently in effect; and

(vi)

certain resolutions, or actions by written consent, adopted by the Board of Directors of the Company relating to the registration of the offer and sale of the Securities and the offer and sale of the Securities to the Selling Securityholder and related matters.

Austin • Century City • Dallas • Houston • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1. The PSP3 Warrants are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity.

2. Upon the issuance, payment for and delivery of the PSP3 Warrant Shares in accordance with the PSP3 Warrants (including the countersigning of the certificate or certificates representing the PSP3 Warrant Shares by a duly authorized signatory of the registrar for the Company’s Common Stock or the book-entry of the PSP3 Warrant Shares by the registrar of the Company’s Common Stock in the name of The Depository Trust Company or its nominee), the PSP3 Warrant Shares will be validly issued, fully paid and nonassessable.

The law covered by this opinion is limited to the present law of the State of New York and the current General Corporation Law of the State of Delaware. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated August 4, 2023 and to the reference to this firm under the headings “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

2